                                                         Exhibit 11
Computation of Earnings Per Share

See Note #6 to the Interim Condensed Consolidated Financial Statements (unaudited) for a reconciliation of basic and diluted earnings per share for the three- and nine- month periods ending September 30, 2015 and 2014.